Filed Pursuant to Rule 424(b)(3)
Registration Number 333-114921

2 7/8% Convertible Notes Due 2034

NII HOLDINGS, INC.

Prospectus Supplement No. 3 dated September 9, 2004

to the Prospectus dated July 26, 2004

      This prospectus supplement relates to an aggregate principal amount of $300.0 million 2 7/8% convertible notes due 2034 and the 5,634,900 shares of our common stock (as adjusted for a three-for-one stock dividend, as discussed below) issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with and may not be delivered or utilized without our prospectus dated July 26, 2004, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus. The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq National Market under the symbol “NIHD.”

      Our Board of Directors approved a three-for-one stock split of our common stock to be effected in the form of a stock dividend. The stock dividend was paid on March 22, 2004 to stockholders of record as of March 12, 2004.

      See “Risk Factors” beginning on page 5 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

      We will not receive any of proceeds from the sale of notes or common stock by the selling security holders. The selling security holders may sell the notes or common stock either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

      The table below sets forth additional information concerning beneficial ownership of the notes, the shares of common stock issuable upon conversion of the notes, and supplements and amends the table appearing under “Selling Security Holders” beginning on page 46 of the prospectus. To the extent that a selling security holder is listed in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling security holder updates and amends the information in the prospectus.

			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	$7,000	*	—	131	—	—
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	$6,000	*	—	112	—	—
Alcon Laboratories	$407,000	*	—	7,644	—	—
American Investors Life Insurance Co.	$600,000	*	—	11,269	—	—

			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Arapahoe County Colorado	$51,000	*	—	957	—	—
Arbitex Master Fund, L.P.	$14,700,000	4.90%	—	276,110	—	—
Argent Classic Convertible Arbitrage Fund II, LP	$390,000	*	—	7,325	—	—
Argent Classic Convertible Arbitrage Fund, L.P.	$1,590,000	*	—	29,864	—	—
Argent Classic Convertible Arbitrage (Bermuda) Fund, Ltd.	$6,520,000	2.17%	—	122,465	—	—
Argent Low Lev Convertible Arbitrage Fund, LLC	$930,000	*	—	17,468	—	—
Argent Low Lev Convertible Arbitrage Fund, Ltd.	$4,550,000	1.52%	—	85,462	—	—
Argent Low Lev Convertible Arbitrage II Fund, LLC	$150,000	*	—	2,817	—	—
Arkansas PERS	$850,000	*	—	15,965	—	—
Arlington County Employees Retirement System	$708,000	*	—	13,298	—	—
Asante Health Systems	$105,000	*	—	1,972	—	—
Astrazeneca Holdings Pension	$260,000	*	—	4,883	—	—
Attorneys Title Insurance Fund	$45,000	*	—	845	—	—
Bancroft Convertible Fund, Inc.	$500,000	*	—	9,391	—	—
Boilermakers Blacksmith Pension Trust	$525,000	*	—	9,861	—	—
British Virgin Islands Social Security Board	$81,000	*	—	1,521	—	—
Canyon Capital Arbitrage Master Fund, Ltd.	$10,500,000	3.50%	—	197,221	—	—
Canyon Value Realization Fund, L.P.	$5,250,000	1.75%	—	98,610	—	—
Canyon Value Realization MAC 18, Ltd. (RMF)	$2,100,000	*	—	39,444	—	—
Chrysler Corporation Master Retirement Trust	$4,945,000	1.65%	—	92,881	—	—
City and County of San Francisco Retirement System	$1,560,000	*	—	29,301	—	—
City of New Orleans	$923,000	*	—	17,336	—	—
City University of New York	$159,000	*	—	2,986	—	—
Class C Trading Company, Ltd.	$460,000	*	—	8,640	—	—
Commerz Bank AG	$11,000,000	3.67%	134,724	206,613	—	—
Credit Suisse First Boston	$120,000	*	—	2,253	—	—
Custom Investments PCC, Ltd.	$110,000	*	—	2,066	—	—
Daimler Chrysler Corp. Emp. #1 Pension Plan DTD 4/1/89	$5,165,000	1.72%	—	97,014	—	—
DB Equity Opportunities Master Portfolio Ltd.	$2,000,000	*	—	37,566	—	—
Deam Convertible Arbitrage	$1,000,000	*	—	18,783	—	—
Delaware PERS	$590,000	*	—	11,081	—	—
Delaware Public Employees Retirement System	$1,638,000	*	—	30,766	—	—
Delta Airlines Master Trust	$200,000	*	—	3,756	—	—
Deutsche Bank Securities, Inc.	$2,421,000	*	—	45,473	—	—
DKR SoundShore Opportunity Holding Fund Ltd.	$600,000	*	—	11,269	—	—
DKR SoundShore Strategic Holding Fund Ltd.	$2,000,000	*	—	37,566	—	—
Dodeca Fund, L.P.	$1,170,000	*	—	21,976	—	—
Duke Endowment	$130,000	*	—	2,441	—	—

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			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Ellsworth Convertible Growth and Income Fund, Inc.	$500,000	*	—	9,391	—	—
Exis Differential Holdings Ltd.	$6,000,000	2.00%	—	112,698	—	—
Family Service Life Insurance Co.	$100,000	*	—	1,878	—	—
Fidelity Financial Trust: Fidelity Convertible Securities Fund	$10,000,000	3.33%	—	187,830	—	—
Franklin and Marshall College	$290,000	*	—	5,447	—	—
Froley Revy Investment Convertible Security Fund	$70,000	*	—	1,314	—	—
Grace Convertible Arbitrage Fund, Ltd.	$7,000,000	2.33%	—	131,481	—	—
Grady Hospital Foundation	$137,000	*	—	2,573	—	—
Guardian Life Insurance Co.	$3,500,000	1.17%	—	65,740	—	—
Guardian Pension Trust	$300,000	*	—	5,634	—	—
HFR CA Global Select Master Trust Account	$270,000	*	—	5,071	—	—
Huntrise Capital Leveraged Partners, LLC	$25,000	*	—	469	—	—
ICI American Holdings Trust	$175,000	*	—	3,287	—	—
Independence Blue Cross	$744,000	*	—	13,974	—	—
Inflective Convertible Opportunity Fund I, L.P.	$550,000	*	—	10,330	—	—
Inflective Convertible Opportunity Fund I, Limited	$30,000	*	—	563	—	—
ING Convertible Fund	$1,000,000	*	—	18,783	—	—
ING VP Convertible Portfolio	$20,000	*	—	375	—	—
Institutional Benchmarks Master Fund, Ltd.	$2,000,000	*	—	37,566	—	—
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	$590,000	*	—	11,081	—	—
International Truck & Engine Corporation Retiree Health Benefit Trust	$170,000	*	—	3,193	—	—
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	$630,000	*	—	11,833	—	—
JMG Capital Partners, L.P.	$1,000,000	*	—	18,783	—	—
JMG Triton Offshore Fund, Ltd.	$1,000,000	*	—	18,783	—	—
KBC Convertible MAC 18 Fund, Ltd.	$2,700,000	*	—	50,714	—	—
KBC Convertible Opportunity Fund	$17,400,000	5.80%	—	326,824	—	—
KBC Financial Products USA, Inc.	$3,000,000	1.00%	—	56,349	—	—
KBC Multi-Strategy Arbitrage Fund	$8,400,000	2.80%	—	157,777	—	—
LDG Limited	$414,000	*	—	7,776	—	—
Lexington Vantage Fund c/o TQA Investors, LLC	$101,000	*	—	1,897	—	—
Louisiana CCRF	$100,000	*	—	1,878	—	—
Lyxor/Inflective Convertible Opportunity Fund Limited	$250,000	*	—	4,695	—	—
Lyxor Master Fund	$910,000	*	—	17,092	—	—
Lyxor Master Fund c/o Arbitex Capital Limited	$300,000	*	—	5,634	—	—
Man Convertible Bond Master Fund Ltd. c/o Marin Capital Partners, LP	$10,448,000	3.48%	—	196,244	—	—
McMahan Securities Co. L.P.	$1,000,000	*	—	18,783	—	—

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			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Melody IAM, Ltd.	$1,500,000	*	—	28,174	—	—
Merrill Lynch Insurance Company	$289,000	*	—	5,428	—	—
Morgan Stanley Convertible Securities Trust	$1,900,000	*	—	35,687	—	—
MSD TCB, LP	$26,000,000	8.67%	—	488,358	—	—
Municipal Employees	$270,000	*	—	5,071	—	—
New Orleans Firefighters Pension/Relief Fund	$130,000	*	—	2,441	—	—
Nisswa Master Fund Ltd.	$1,000,000	*	—	18,783	—	—
Nuveen Preferred & Convertible Fund JQC	$4,100,000	1.37%	—	77,010	—	—
Nuveen Preferred & Convertible Income Fund JPC	$3,125,000	1.04%	—	58,696	—	—
Occidental Petroleum Corporation	$295,000	*	—	5,540	—	—
OCLC Online Computer Library Center, Inc.	$25,000	*	—	469	—	—
OCM Convertible Trust	$765,000	*	—	14,368	—	—
OCM Global Convertible Securities Fund	$180,000	*	—	3,380	—	—
Ohio Bureau of Workers Compensation	$29,000	*	—	544	—	—
Park Avenue Life Insurance Co.	$100,000	*	—	1,878	—	—
Plexus Fund Limited	$42,500,000	14.17%	—	798,277	—	—
Policeman and Firemen Retirement System of the City of Detroit	$540,000	*	—	10,142	—	—
Pro-mutual	$923,000	*	—	17,336	—	—
Prudential Insurance Co. of America	$50,000	*	—	939	—	—
Putnam Convertible Income-Growth Trust	$4,000,000	1.33%	—	75,132	—	—
Quattro MultiStrategy Master Fund LP	$637,000	*	—	11,964	—	—
Quattro Fund Ltd.	$2,975,000	*	—	55,879	—	—
Royal Bank of Canada	$500,000	*	—	9,391	—	—
S.A.C. Capital Associates, LLC	$2,000,000	*	71,811	37,566	—	—
San Diego County Employee Retirement Association	$2,000,000	*	—	37,566	—	—
Silver Convertible Arbitrage Fund, LDC	$450,000	*	—	8,452	—	—
Silverback Master Ltd.	$12,000,000	4.00%	—	225,396	—	—
Southern Farm Bureau Life Insurance	$300,000	*	—	5,634	—	—
Sphinx Fund c/o TQA Investors, LLC	$465,000	*	—	8,734	—	—
St. Thomas Trading, Ltd.	$15,202,000	5.07%	—	285,539	—	—
State Employees’ Retirement Fund of the State of Delaware	$50,000	*	—	939	—	—
State of Maryland Retirement Agency	$3,383,000	1.13%	—	63,542	—	—
State of Oregon/Equity	$2,575,000	*	—	48,366	—	—
State Street Custodian For GE Pension Trust	$2,590,000	*	—	48,647	—	—
Syngenta AG	$145,000	*	—	2,723	—	—
The Canyon Value Realization Fund (Cayman), Ltd.	$14,350,000	4.78%	—	269,536	—	—
The Grable Foundation	$76,000	*	—	1,427	—	—
TQA Master Fund, Ltd.	$4,054,000	1.35%	—	76,146	—	—
TQA Master Plus Fund, Ltd.	$6,204,000	2.07%	—	116,529	—	—
Travelers Indemnity Company — Commercial Lines	$180,000	*	—	3,380	—	—

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			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Travelers Indemnity Company — Personal Lines	$120,000	*	—	2,253	—	—
Tribeca Investments Ltd.	$15,500,000	5.17%	—	291,136	—	—
Trustmark Insurance	$358,000	*	—	6,724	—	—
Unum Provident Corporation	$370,000	*	—	6,949	—	—
Vanguard Convertible Securities Fund, Inc.	$10,500,000	3.50%	—	197,221	—	—
Wachovia Capital Markets, LLC	$190,000	*	—	3,568	—	—
Xavex Convertible Arbitrage 2 Fund	$300,000	*	—	5,635	—	—
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	$1,470,000	*	—	27,611	—	—
Xavex Convertible Arbitrage 10 Fund	$1,000,000	*	—	18,783	—	—
Zazove Convertible Arbitrage Fund, L.P.	$6,000,000	2.00%	—	112,698	—	—
Zazove Hedged Convertible Fund, L.P.	$3,500,000	1.17%	—	65,740	—	—
Zurich Institutional Benchmarks Management Fund c/o Quattro Fund	$638,000	*	—	11,983	—	—
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$927,000	*	—	17,411	—	—
All Other Holders of Notes or Future Transferees from Such Holders	(4)	(4)	(4)	(4)	(4)	(4)

*	Less than 1%.

(1)	Shares in this column do not include shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)	Assumes conversion of all of the holder’s notes at the adjusted conversion rate of 18.783 shares of common stock per $1,000 principal amount of the notes, not including fractional shares for which we will pay cash as described under “Description of Notes — Conversion of Notes.” However, this conversion rate is subject to further adjustment as described under “Description of Notes — Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated based on 69,675,130 shares of our common stock outstanding as of July 13, 2004.

(4)	Information about additional selling security holders will be set forth in prospectus supplements or amendments to the registration statement of which this prospectus is a part, if required.

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